Explanation of Responses

(1)	Restricted Stock vests 100% on February 6, 2016, which is the first anniversary of the grant.

(2)	This Form 4 is being filed on behalf of Mr. Lindenbaum and relates to the common stock, par value $0.20 per share (“Common Stock”) of the Issuer.

(3)
Basswood Opportunity Partners, LP, Basswood Financial Fund, LP, Basswood Enhanced Long Short Fund, LP, Basswood Financial Long Only Fund, LP, each a Delaware limited partnership, Basswood Opportunity Fund, Inc., Basswood Financial Fund, Inc., Main Street Master, Ltd., each a Cayman Islands corporation, (collectively, the “Funds”) directly own shares of Common Stock. Basswood Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), is the investment manager or adviser to the Funds and certain separately managed accounts (the “SMAs”). Matthew Lindenbaum is a managing member of the Management Company and, along with the other managing member, controls the business activities of the Management Company. Mr. Lindenbaum disclaims beneficial ownership of all shares of the Common Stock held directly by the Funds and the SMAs except to the extent of any indirect pecuniary interest therein.